UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2018

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On March 7, 2018, PriceSmart, Inc. issued a press release providing guidance on the Tax Cuts and Jobs Act of 2017 (“Tax Reform”). PriceSmart made a provisional estimate of the one-time transitional repatriation tax on unremitted foreign earnings (“Transition Tax”) of approximately $13.4 million, which will be recorded as an income tax expense in the second quarter of fiscal 2018.  The cash amounts due for the Transition Tax will be offset by foreign tax credits expected to exceed $10.0 million, with the remainder to be paid over 8 years.  Additionally, as a result of Tax Reform, PriceSmart re-measured certain U.S. deferred tax assets and liabilities based on the reduction in US corporate income tax rates from 35% to 21%, and will record a non-cash income tax charge of approximately $600,000 related to this re-measurement in the second quarter of fiscal 2018. These estimated impacts to PriceSmart’s income tax provision are based on PriceSmart’s current knowledge, assumptions and interpretations of the impact of Tax Reform.  The actual impact could be different from estimated provisions based upon a number of additional considerations, including, but not limited to, the issuance of final regulations, refinements in interpretation of Tax Reform provisions, and the extent that future results differ from currently available projections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2018	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)